EXHIBIT 10.3

AGENCY
SERVICE AGREEMENT

This Agreement, dated the 5th day of January 2010, is between Performance Capital Management LLC a California Limited Liability Company with its principal place of business located at 7001 Village Dr Suite 255, Buena Park CA 90621 (hereinafter “Debt Owner”) and Oliphant Financial Group, LLC a Florida Limited Liability Company with its principal place of business located at 9009 Town Center Parkway, Lakewood Ranch, FL 34202 (“hereinafter “Agency”).

Agency is a collection agency in the primary business of collecting accounts receivable on behalf of its clients.

Debt Owner is a company in the primary business of purchasing, managing and collecting distressed-debt portfolios, and desires to utilize Agency in the collection of accounts receivable.

In consideration of the mutual promises made in this Agreement, Debt Owner engages Agency and Agency agrees to perform services for and on behalf of Debt Owner, under the following terms and conditions:

1.           Term.    This Agreement will commence on the date first written above and continue until terminated in accordance with Section 9.

2.           Accounts.    From time to time, in its sole discretion, Debt Owner will provide certain credit accounts to Agency for management services or collection of receivables.  Debt Owner has sole discretion in determining which Accounts Debt Owner will provide to Agency, except that Debt Owner will not knowingly provide Accounts involving bankruptcy, fraud, forgery, or disputed balances.  The term “Account” means the unpaid accounts receivable, legal instruments, contract rights, and all other rights possessed under the Uniform Commercial Code or otherwise.  Debt Owner will provide, at its discretion, Agency with documentation and information Debt Owner possesses relating to the Accounts, which may help Agency collect on those Accounts.  Debt Owner warrants that they will not knowingly provide Accounts to Agency unless such Accounts are expressly authorized by an agreement creating the debt or permitted by law and are owed by the consumer identified in Debt Owner’s records as the obligor; that they will disclose all material facts regarding debtor’s legal representation; that they will agree to promptly notify Agency of payments received directly on Accounts placed for collection; and that any interest or additional charges added to any Account by Debt Owner or that Debt Owner directs Agency to add, are authorized by contract or are otherwise authorized by law.

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3.           Settlements and Compromises.    Agency is authorized to settle Accounts for less than the entire balance subject to certain Debt Owner restrictions. Agency shall use its best judgement when making a settlement to debtors including payment programs.  Agency may accept proposals of compromise or settlement of an Account for less than the agreed upon settlement percentage of the amount owed, subject to Debt Owner’s prior approval regarding the Account. Repayment schedules will not exceed 120 days on settlements or 12 months on full balance payment arrangements

4.           Fees.    Debt Owner shall pay Agency for collection of Accounts a contingency fee set forth in Exhibit 1 of the gross amount of monies collected on all placements. Agency will be entitled to these fees on amounts collected by or paid directly to Debt Owner on Accounts which Debt Owner has sent to Agency and which have not, pursuant to the terms of this Agreement, been returned to Debt Owner. Agency will bear all costs and expense involved with collecting an Account.

5.           Indemnification.    Each party shall indemnify and hold harmless the other parties, its officers, directors, and employees from and against any and all liability, loss, damage, cost or expense (including court costs and reasonable attorney fees) for any claims, demands, suits or causes of action, of whatsoever nature and by whomever asserted, in any way (i) arising out of, resulting from, or relating to the breach of this Agreement by that party, and (ii) arising out of, resulting from or relating to the actions of that party to this Agreement which are beyond the reasonable control of the other party or parties.

6.           Insurance.    Agency warrants that it has and maintains an Errors and Omissions insurance policy in an amount no less than 1 million dollars and that it will amend said policy to name Performance Capital Management LLC as an additional insured.

7.           Agency Monies Collected.    Agency shall be accountable for all monies collected on each Account.  Agency shall hold such monies in Agency’s trust account for the benefit of Debt Owner.  Agency shall submit a bi-weekly progress report advising who has paid and how many promise to pays and postdated checks are in house to date. The report will have PCM account number listed on it.  The Agency shall submit a monthly remittance report to Debt Owner listing each account on which a collection was made and the gross amount collected for each Account and the PCM account number for each account money was collected on.  Net amounts shall be included in a bank wire to Debt Owner in an amount equal to the sum of all monies collected during the month less the Agency’s fee. The monthly remittance is to be received by Debt Owner on or before the First (1st) day of the month for the previous month’s collections unless the First day falls on a Saturday, Sunday or Holiday in which case it will be due on the Monday after the weekend or Holiday.

8.           Recall.  Debt owner may recall any account referred to Agency upon thirty (30) days notice, however if being recalled for good cause (account was paid prior, sold prior, involved in lawsuit or has a complaint against Agency or Debt Owner, etc,) Agency shall cease all collection activity and return the account to Debt Owner immediately.

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9.           Termination.    Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party.  Agency agrees to return all Accounts including accounts who have made payment plan arrangements to Debt Owner along with a financial record of the Accounts including amount collected, commission retained, additional fees, interest and charges added to the Account as authorized by Debt Owner, current address and phone number, current status code and what the status code means.

10.         Confidentiality.    Agency agrees to keep confidential all information herein and/or related to Debt Owner and the Account Debtors, including but not limited to Privacy Provisions of the Gramm-Leach-Bliley Act of 1999 for which Agency obtains or develops as a result of collecting Accounts.  All such information may be used solely by Agency as necessary for the performance of Agency’s obligations under this agreement.

11.         Relationship of Parties.    Nothing in this Agreement is intended to create nor may it create any relationship between the parties other than independent contractors.  No association, joint venture, partnership, or any agency relationship is created or exists between the parties.

12.         Assignment.    This Agreement may not be assigned to any party without the prior written consent of the other party, such consent not to be unreasonably withheld, except that any party may transfer its rights and obligations to a parent, affiliate, or subsidiary.  Debt Owner agrees that Agency may utilize collection services of third party collection agencies for the servicing and collection of subject Accounts.

13.         Severability.     If any portion of this Agreement is found by a court to be illegal or ineffectual, the remaining portions of the Agreement shall stay in force and shall be construed to most accurately reflect the legal intent of the parties at the time the legal or ineffectual document was signed.

14.         Notices.    Notices, approvals, and requests for approvals provided for and allowed herein shall be given in writing, and shall be addressed and sent certified mail, return receipt requested or by way of national air courier, addressed as follows:

To	Oliphant Financial Group, LLC	To	Performance Capital Management LLC
	9009 Town Center Parkway		7001 Village Dr Suite 255
	Lakewood Ranch, FL 34202		Buena Park, CA. 90621

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15.         Governing Law.     This Agreement will be interpreted according to the laws of the State of Florida.  Any conflict not resolved by out-of-court negotiation between the parties shall be heard in a court with appropriate jurisdiction located in Sarasota County Florida.

16.         Modification.    No variation or modification of the Agreement or waiver of any of its terms or provisions shall be deemed valid unless in writing as an amendment hereto signed by the parties.

17.         Successors and Assigns.    Subject to Paragraph 10, each provision of this Agreement shall extend to, bind and inure to the benefit of Debt Owner and Agency and their respective legal representatives, successors, and assigns.

18.         Representations and Warrants.   Agency Represents and Warrants to PCM that it will comply with the Fair Debt Collection Practices Act, 15 U.S.C.A. 1692 et seq., the Fair Credit Reporting Act, the Federal Bankruptcy Code and all other debt collection laws. Agency further agrees to comply with Title V of the Graham – Leach – Bliley Act of 1999 which currently restricts the non affiliated, third party sharing of Account Debtor non-public personal information. Agency Represents and Warrants that it is licensed and is authorized to collect in all jurisdictions where it will perform services under this agreement.  In addition to State Licensing and bonding requirements, Agency will comply with all other applicable laws and regulations of the United States and each State in which the Agency operates.  Agency further agrees it will not engage in any collection action, which may be deemed unfair, deceptive, or harassing.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the day and year first written above.

Oliphant Financial Group, LLC		Performance Capital Management LLC

By:	/s/ Thomas R. Noble	By:	/s/ David J. Caldwell

Printed Name Thomas R. Noble		Printed Name: Dave Caldwell

Title: Chief Operating Officer		Title: Chief Operations Officer

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EXHIBIT 1

Fee schedule

45% to 52% of Gross receipts on all accounts assigned.

Account type	# accounts	$balance

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